Exhibit 10.1

PATENT LICENSE AGREEMENT

This agreement (this “AGREEMENT”) is effective August 5, 2016 (“EFFECTIVE DATE”) by and between GAMBRO UF SOLUTIONS, INC., a Delaware corporation (“Licensor”), and SUNSHINE HEART, INC., a Delaware corporation (“Licensee”).

WHEREAS, Licensor, and Licensee have executed an Asset Purchase Agreement dated August 5, 2016 (the “PURCHASE AGREEMENT”) wherein Licensee purchased certain retail product lines from Licensor; and;

WHEREAS the PURCHASE AGREEMENT requires Licensor to license certain patent rights pertaining to the manufacture and sale of the products listed in Schedule 1 (hereinafter “ACQUIRED PRODUCTS”).

NOW, THEREFORE, Licensor and Licensee agree as follows:

1.             DEFINITIONS:

1.1          Purchase Agreement.  Defined terms not defined in this AGREEMENT, but instead defined in the PURCHASE AGREEMENT, shall have the meanings provided for in the PURCHASE AGREEMENT.

1.2          Certain Definitions.  For all purposes of this AGREEMENT, the following definitions shall apply (in addition to those terms defined throughout the AGREEMENT):

“AFFILIATE” means, with respect to any PERSON, any PERSON directly or indirectly controlling, controlled by, or under common control with, such other PERSON at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any PERSON, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such PERSON, whether through the ownership of voting securities or by contract or otherwise.

“CONTROL” and “CONTROLLED” means possession of the ability to grant a license or forbear from the filing of an infringement action as provided for herein without violating the terms of any agreement or other arrangement with any third party.

“EXCLUSIVE PATENTS” means the patents and/or patent applications set forth in Schedule 1 and identified not already licensed for use by a third party.

“FIELD OF USE” means the field of use set forth in Schedule 1.

“GOVERNMENTAL ENTITY” means any federal, state, political subdivision or other governmental agency, court or instrumentality, foreign or domestic.

“LICENSED PATENTS” means collectively the EXCLUSIVE PATENTS and the NON-EXCLUSIVE PATENTS.

“LICENSED PRODUCT” means a product for which the making, having made, using, offering for sale, selling or importing would absent this Agreement or any other agreement (including any assignment agreement), infringe a Valid Claim.

“NON-EXCLUSIVE PATENTS” means the patents and/or patent applications set forth in Schedule 1 that have already been licensed for use by a third party.

“PERSON” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a government or any agency or political subdivision thereof or any other entity or organization.

“REQUIRED MAINTENANCE PATENTS” MEANS the patents listed as such on Schedule 1.

“VALID CLAIM” means a claim in any unexpired issued Licensed Patent which has not been rejected, disclaimed or held invalid by a decision beyond the right of review.

2.             GRANT OF LICENSE

2.1          Scope of License — EXCLUSIVE PATENTS.  Licensor grants Licensee a world-wide, exclusive license with the right to sub-license to third Party manufacturers manufacturing the PRODUCTS for Licensee, under the EXCLUSIVE PATENTS, to make, have made, use, sell, offer for sale and import, LICENSED PRODUCTS in the FIELD OF USE, under the terms set forth below.

2.2          Scope of License — NON-EXCLUSIVE PATENTS.  Licensor grants Licensee a world-wide, non-exclusive license with the right to sub-license to third Party manufacturers manufacturing the PRODUCTS for Licensee, under the NON-EXCLUSIVE PATENTS, to make, have made, use, sell, offer for sale and import, LICENSED PRODUCTS in the FIELD OF USE, under the terms set forth below.

2.3          No other licenses.  Other than the express license grants of Sections 2.1 and 2.2 above, no other rights or licenses (whether by implication or estoppel) are granted by Licensor to Licensee hereunder.  All rights not expressly granted to Licensee under this AGREEMENT are reserved to Licensor.

3.             MAINTAINING AND ENFORCING THE LICENSED PATENTS

3.1          Maintenance.

(a)           Licensor shall use commercially reasonable efforts to continue maintenance of the REQUIRED MAINTENANCE PATENTS.  Licensee shall promptly reimburse Licensor for all fees, costs and expenses (internal or external) incurred by Licensor or its affiliates to maintain the REQUIRED MAINTENANCE PATENTS.

(b)           Licensor shall keep Licensee promptly and fully informed of the course of patent prosecution, maintenance or other proceedings pertaining to the REQUIRED MAINTENANCE PATENTS including by providing Licensee with copies of important, substantive communications, search reports and third party observations submitted to or received from patent offices throughout the world. Without limiting the foregoing, Licensor shall promptly share with Licensee copies of all communications (including, without limitation, office actions, notices of rejection or allowance) with or from patent offices in connection with prosecution and maintenance efforts with respect to the REQUIRED MAINTENANCE PATENTS. Without limiting the foregoing, Licensor shall promptly share with Licensee the complete texts of all interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving the REQUIRED MAINTENANCE PATENTS anywhere in the world. Licensee shall have the right to assume responsibility for any patent or any part thereof of the REQUIRED MAINTENANCE PATENTS, which Licensor intends to abandon or otherwise cause or allow to be forfeited, provided that Licensor will retain a world-wide, perpetual and irrevocable, royalty free, license with right to grant sublicenses to make, have made, use, sell, offer for sale and import products and services outside the Field of Use under any REQUIRED MAINTENANCE PATENT for which responsibility is assumed by Licensee under this Section.

3.2          Discontinuance.  In the event that Licensor wishes to discontinue efforts to maintain any Licensed Patent other than the REQUIRED MAINTENANCE PATENTS, Licensor shall provide Licensee with notice of such discontinuance.

3.3          Infringement by Third Parties.

(a)           Each party agrees to reasonably assist the other in protecting the LICENSED PATENTS, including (but not limited to) reporting to the other party any infringement, misappropriation or violation of the LICENSED PATENTS it becomes aware of and cooperating with the other party and lending reasonable assistance as requested by the other party.

(b)           Licensee Right to Prosecute.  So long as Licensee remains the exclusive licensee of the EXCLUSIVE PATENTS, Licensee, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the EXCLUSIVE PATENTS in the FIELD OF USE, including the right to sue for past infringements.  If required by law, Licensor shall permit any action under this Section 3.3(b) to be brought in its name, including being joined as a third-party plaintiff, provided that Licensee shall hold Licensor harmless from, and indemnify Licensor against, any costs, expenses, or liability that Licensor incurs in connection with such action. Any recovery obtained shall belong to Licensee. Licensee shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 3.3(b) which would restrict Licensor’s enjoyment of the EXCLUSIVE PATENTS or otherwise interfere with Licensor’s business without the prior written consent of Licensor, which will not be unreasonably withheld or delayed.

(c)           Licensor Right to Prosecute.  In the event that Licensee declines to pursue any alleged infringer of the EXCLUSIVE PATENTS in the FIELD OF USE, or fails to have initiated an infringement action within a reasonable time, not to exceed 60 days, after Licensee first becomes aware of the basis for such action, or for infringement of the NON-EXCLUSIVE PATENTS, Licensor shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense.  In such event, any recovery obtained shall belong to Licensor.  Licensor shall hold Licensee harmless from, and indemnify Licensee against, any costs, expenses, or liability that Licensor incurs in connection with such action and for any order for costs that may be made against Licensee in any such proceeding.

4.             MARKING:

4.1          Marking.  Licensee shall mark all LICENSED PRODUCTS in accordance with the provisions of 35 U.S.C. §287(a).

5.             WARRANTIES AND INDEMNIFICATIONS:

5.1          Licensee Warranties.  Licensee warrants that it shall comply with all applicable governmental and industry safety standards in connection with the design, manufacture and marketing of Licensed Products.

5.2          Licensor Warranties.  Licensor warrants that it has the right to grant the licenses being granted in this Agreement. Except for the preceding sentence and except as set forth in the PURCHASE AGREEMENT, the LICENSED PATENTS are being licensed on an AS IS basis and Licensor makes no warranties or representations of any kind.

5.3          Survival.  The representations and warranties of the parties hereto in this AGREEMENT shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof.

5.4          Indemnification by Licensee. From and after the EFFECTIVE DATE, subject to the provisions of this Section 5, Licensee shall indemnify Licensor, its AFFILIATES and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any LOSS suffered or incurred by any such indemnified party to the extent arising out of the manufacture, distribution, use, sale or marketing of its (or its other Licensee’s) LICENSED PRODUCTS, including (except as set forth below) any unauthorized use of any patent, process, idea, method or device, or unfair trade practice, false advertising, trademark infringement, or the like, but excluding (i) items for which Licensee has a claim for indemnification under the PURCHASE AGREEMENT, and (ii) intellectual property claims arising out of Licensee’s use of the LICENSED PATENTS in accordance with this AGREEMENT .

6.             TERM

6.1          Duration. Upon execution by both parties, this AGREEMENT shall become effective as of the EFFECTIVE DATE, and shall continue unless terminated by mutual written agreement; provided, however, that with respect to any particular LICENSED PATENT, the license grant (but not any other provisions, including those related to enforcement and recovery of damages) shall expire when such LICENSED PATENT no longer has any VALID CLAIMS in any country.

6.2          Reversion.  If Licensee ceases operating the Business or files for, has filed against it, or otherwise undertakes any bankruptcy, reorganization, insolvency, moratorium or other similar proceeding, the rights granted under the license will immediately and automatically revert to Licensor.

7.             EXCLUSIONS:  Except as set forth in this AGREEMENT or in the PURCHASE AGREEMENT, this AGREEMENT does not:

(i)            Convey a warranty or representation by Licensor as to the validity or scope of any Licensed Patent;

(ii)           Impose an obligation upon Licensor to file any patent application, secure any patent, or maintain any patent or patent application in force other than as specified in Section 3.1;

(iii)          Convey a warranty or representation by Licensor that anything made, used, sold, offered for sale, imported, or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

(iv)          Impose an obligation upon Licensor to bring or prosecute actions or suits against third parties for infringement of the Licensed Patent other than as specified in Section 3.3;

(v)           Impose an obligation upon Licensor to work as a consultant or employee of Licensee;

(vi)          Convey to Licensee, by implication, estoppel or otherwise, any ownership, license or other right under any patent or patent application, except the license expressly granted to Licensee herein; or

(vii)         Convey to Licensee by implication, estoppel or otherwise, any license or other right to use, in advertising, publicity or otherwise, any name, trade name, trademark, certification mark or any contraction, abbreviation or simulation thereof.

8.             ASSIGNMENT

8.1          This AGREEMENT is not assignable without Licensor’s prior written consent for two (2) years post-Closing, such consent not to be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, it will not be unreasonable for Licensor to withhold consent if the assignee is Medtronic, Johnson & Johnson, St. Jude, Pfizer, Fresenius, B. Braun or Abbot, or any successors or affiliate of any of the foregoing.  For purposes of this Section 8, a change of control of Licensee shall be deemed to be a prohibited assignment of this Agreement.

8.2          After the period specified in Section 8.1, this AGREEMENT may be assigned, transferred or otherwise delegated (collectively, an “ASSIGNMENT”) by Licensee without the prior written consent of Licensor; provided, however, that prior to an ASSIGNMENT (which for purposes of this proviso only shall not include any pledge of this Agreement to a lender providing financing to Licensee until such time as the lender exercises it rights under applicable pledge agreements, security agreements or other collateral documents), any proposed assignee of this AGREEMENT must agree in writing, delivered to Licensor, that it shall be bound by the terms and provisions of this AGREEMENT.

8.3          This AGREEMENT may be assigned, transferred, sublicensed or otherwise delegated by Licensor without the prior written consent of Licensee; provided, however, that prior to an ASSIGNMENT any proposed assignee of this AGREEMENT must agree in writing, delivered to Licensee, that it shall be bound by the terms and provisions of this AGREEMENT.

8.4          This AGREEMENT and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

8.5          Any attempted assignment or delegate in contravention hereof shall be null and void.

9.             BREACH, CURE AND REMEDIES

9.1          Breach and Cure. If a party materially violates any of the terms or conditions of this AGREEMENT, the other party may send written notice to the breaching party, particularly specifying the breach.  The breaching party shall have thirty (30) days to cure the specified breach.  If the breaching party does not cure the breach within such period of time, then the non-breaching party may pursue such remedies as may be available to it under applicable law, including but not limited to both equitable and damages remedies, but excluding termination of this AGREEMENT.  In formulating appropriate remedies commensurate with the nature and extent of any such uncured breach, the court shall take into account, in addition to all other pertinent factors, each party’s inability to terminate this AGREEMENT for breach.  The parties also agree that, subject to its equitable powers to decide otherwise, a court shall award to the prevailing party in any litigation under this section the prevailing party’s costs and reasonable attorneys’ fees in pursuing the matter.  Either party’s failure to send a notice of breach or to pursue legal remedies available to it shall not constitute or be construed as a waiver or acquiescence, and each party expressly reserves the right to subsequently pursue such remedies for the same or any other breach, either of the same or different character.

9.2          Limitation of Liability.  Notwithstanding any other provision of this agreement, neither party shall be liable to the other party for lost profit, lost revenue or any other form of indirect, incidental, special, consequential or punitive damages, even if that party has been informed of the possibility of such damages.

10.          MISCELLANEOUS

10.1        Confidentiality of Agreement.  The parties agree that this Agreement and the terms of this Agreement are to be strictly confidential, and neither party shall disclose this Agreement or anything with respect to the terms of this Agreement to any third party except:  (i) to legal counsel; (ii) to auditors; (iii) to the extent, if any, required by law (e.g., a governmental filing); (iv) in accordance with the terms of a protective or other order duly entered in a legal proceeding; or (v) with the prior written consent of the other party.  If disclosure of this Agreement or the terms and conditions thereof is required to be made in a governmental filing (e.g., a filing with the Securities and Exchange Commission), the other party shall be notified of that fact at least forty-five (45) days prior to any such disclosure , and if requested by such other party within thirty (30) days of receipt of such notice, the disclosing party shall request confidential treatment of the terms and conditions of this Agreement and use its best efforts to ensure that confidential treatment is so afforded to such terms and conditions, as may be permitted under the rules of the applicable governmental agency.

10.2        Governing Law and Dispute Resolution.  This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of Delaware irrespective of any choice of law rules in the State of Delaware or in any other jurisdiction.  The parties agree that any action for relief based in whole or in part on this Agreement (or the breach thereof) or otherwise relating in whole or in part to this Agreement shall be filed in, and the parties consent to personal jurisdiction and venue in, the Federal and State Courts of the State of Delaware having subject matter jurisdiction over such action.  In any such action between the parties, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees) incurred in the proceeding.

10.3        Notices.  All notices provided for in this Agreement shall be effective when they are received by personal delivery, telecopier or telex, or one business day after they are received by courier or by registered or certified airmail at the following address:

If to Licensor:

c/o Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, Illinois 60015
Attn:  Richard Marritt

with a copy to (which shall not constitute notice to Provider):

Faegre Baker Daniels LLP
311 S. Wacker, Suite 4300
Chicago, Illinois 60606
Attn: Roger D. Rhoten
Telephone: (312) 356-5113
Telecopy:   (312) 212-6501

If to Licensee:

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

Attention: John L. Erb

Chairman and Chief Executive Officer

Telephone: (952) 345-4201

Telecopy:   (952) 224-0181

with a copy to (which shall not constitute notice to Licensee):

Honigman Miller Schwartz and Cohn LLP

Columbia Plaza

350 East Michigan Avenue, Suite 300

Kalamazoo, Michigan 49007-3800

Attention:              Phillip D. Torrence

Telephone:            (269) 337-7702

Telecopy:              (269) 337-7703

10.4        Invalidity of Provision.  If any of the provisions of this Agreement shall be held by a court or administrative agency of competent jurisdiction to contravene the laws of any country, it is agreed that such invalidity or illegality should not invalidate the whole Agreement, but this Agreement shall be construed as if it did not contain the provision or provisions held to be invalid or illegal in the particular jurisdiction concerned, and insofar as such construction does not affect the substance of this Agreement and the rights and obligations of the parties hereto, it shall be construed and enforced accordingly.  In the event, however, that such invalidity or illegality shall substantially alter the relationship between the parties hereto, affecting adversely the interest of either party, then the parties hereto shall negotiate a mutually acceptable alternative provision not conflicting with such laws.

10.5        Entire Agreement, Amendments, Waivers.  This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, representations and agreements made by and between such parties.  The parties acknowledge that they have not relied upon any representation whatsoever of the other which is not contained in this Agreement.  There are no understandings, obligations, representations or warranties except as herein provided for and no rights are granted except as expressly set forth in this Agreement.  Any waiver by either party of the breach or default of any of the terms or conditions of this Agreement by the other party will not be considered as a continuing waiver or a waiver of any other prior, contemporaneous or subsequent breach or default, whether the same as or similar to or different from, the breach or default waived.  No alteration, amendment, variation, supplementation, modification or waiver of any of the terms or provisions of this Agreement shall be binding or effective for any purpose unless made pursuant to an instrument in writing signed by Licensor and Licensee; provided, however, that waiver by either party hereto of compliance by the other party with any provision hereof or of any breach or default by such other party need be signed only by the party waiving such provision, breach or default.

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IN WITNESS WHEREOF, the Licensor and the Licensee have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

Licensor	GAMBRO UF SOLUTIONS, INC.

	By	/s/ W. Richard Marritt
	Name:	W. Richard Marritt
	Title:	Global Franchise Head

Licensee	SUNSHINE HEART, INC.

	By	/s/ John Erb
	Name:	John Erb
	Title:	CEO

[Signature Page to Patent License Agreement]